PATAPSCO BANCORP, INC.

                           DEFERRED COMPENSATION PLAN

                   (Article V of Incentive Compensation Plan)



     5.01 General  Deferral  Procedure.  In accordance  with this  Article,  the
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individuals  specified in the Adoption  Agreement  may elect,  within 30 days of becoming a Participant or in advance of any July 1st, to defer all or any portion of the fees and/or salary otherwise payable to him from any Employer, in cash, for any Plan Year in which the Plan is in effect. Deferred amounts shall be credited by the Employer at the end of each calendar quarter, in accordance with the terms of the deferred compensation agreement entered into between the Participants and the Employer that would otherwise pay the Participant cash compensation.

     The funds so credited quarter-annually shall be credited by the Employer to a bookkeeping account ("Deferral Account") in the name of each Participant according to the terms of the Participant's deferred compensation agreement. In addition to the funds deferred quarter-annually and credited to the Deferral Accounts of Participants, the Employer shall adjust each Account at the end of each Plan Year (i) to credit the Participant's Deferral Account with the appreciation or depreciation that would have occurred if the Deferral Account had been invested in the manner that the Participant selects in the deferred compensation agreement from among the measures selected by the Employer in the Adoption Agreement.

     5.02 Distributions to Participants.  A Participant's Deferral Account shall
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be paid,  in cash,  in  accordance  with those  terms set forth in his  deferred compensation agreement which are applicable to the deferred amounts. If a Participant should die before receiving all deferred compensation benefits payable under this Article, then such payment(s) shall be made to the Participant's Beneficiary.

     5.03 Agreements.  Deferred compensation  agreements made hereunder shall be
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prospective  only and shall be  irrevocable  with  respect to  amounts  deferred pursuant thereto, except that a Participant may at any time and from time to time (i) change the Beneficiary designated therein, (ii) prospectively change the investment selection applicable to his Deferral Account, and/or (iii) file a deferred compensation agreement which supersedes a prior deferred compensation agreement as to amounts deferred on or after the July 1st which coincides with or next follows execution of the superseding agreement. In addition, a Participant may at any time file a written notice with the Employer pursuant to which the Participant ceases future accruals as soon as practicable after the Employer receives such notice.

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                  PATAPSCO DIRECTORS DEFERRED COMPENSATION PLAN

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                                 2001 Amendment

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          WHEREAS, Patapsco Bancorp, Inc. (the "Company") maintains the Patapsco
Directors Deferred Compensation Plan (the "Plan"); and

          WHEREAS, the Company has decided to suspend the Plan in order to preclude participants from making additional deferrals of fees otherwise payable to them; and

          WHEREAS,   the   Company   desires  to  amend  the  Plan  to  prohibit
participants from making investment elections with respect to amounts they have previously deferred under the Plan; and

          WHEREAS, the Company desires to amend the Plan to provide that all deferred compensation amounts owed to a participant shall be settled in shares of Company common stock.

          NOW, THEREFORE, pursuant to Article VII of the Plan, the Plan is amended, effective as of August 15, 2001, as follows:

          1. Section 5.01 of the Plan is amended to read as follows:
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               "Deferred  Compensation Amounts. A Participant who has elected to
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          defer the  receipt of fees  otherwise  payable to him may not elect to defer any additional fees payable to him on or after August 15, 2001. All of the Participant's previous deferred amounts have been credited by the Employer to a bookkeeping account ("Deferral Account") in the name of the Participant and adjusted with the appreciation or depreciation that would have occurred if the Deferral Account had been invested in the manner that the Participant selected in his deferred compensation agreement with the Employer. Effective as of August 15, 2001, a Participant may elect that amounts credited to his Deferral Account shall be converted into the right to receive a fixed number (rounded to the nearest whole number) of Shares of Common Stock based upon the most recent sale price of the Shares occurring prior to August 15, 2001. In no event, however, will dividends on any such
          Shares   be   credited   to  the   Participant's   Deferral   Account.
          Alternatively, a Participant may elect that (a) a percentage (less than 100%) of his Deferral Account shall be converted into the right to receive a fixed number of Shares of Common Stock based upon the most recent sale price of the Shares occurring prior to August 15, 2001, and (b) the remaining percentage of the value of his Account, as of August 15, 2001, shall be transferred to the Patapsco Cash Deferred Compensation Plan.

               Shares of Common Stock that are credited to the Participant's Deferred Account shall be proportionately adjusted for any increase, decrease or exchange of shares for a different number or kind of shares or other securities of the Employer which results from a merger, consolidation, recapitalization, reorganization, reclassification, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Employer."

          2. Section 5.02 is hereby amended to read as follows:

               "5.02  Distributions  to Participants.  A Participant's  Deferral
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          Account  shall be paid, in whole shares of Employer  common stock,  in accordance  with those  terms set forth in his  deferred  compensation
          agreement  which  are  applicable  to  the  deferred  amounts.   If  a
          Participant should die before receiving all deferred compensation benefits payable under this Article, then such remaining payments shall be made to the Participant's Beneficiary."

          3. Section 5.03 of the Plan is amended to read as follows:

               "5.03 Agreements.  Deferred compensation agreements made prior to
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          August 15, 2001,  shall be irrevocable  with respect to the timing and form of distribution (i.e., lump sum or installment payments) of amounts deferred pursuant thereto, except that (a) a Participant may at any time and from time to time change the Beneficiary designated therein, and (b) a Participant may make a one-time election in accordance with Section 5.01, not later than August 31, 2001, to (1) convert the value of his Deferral Account, as of August 15, 2001, into the right to receive a fixed number of Shares of Common Stock or (2) convert a percentage of the value of his Deferral Account, as of August 15, 2001, into the right to receive a fixed number of Shares of Common Stock and to transfer the value of the remaining percentage of his Deferral Account to the Patapsco Cash Deferred Compensation Plan. The Employer and each Participant who has previously elected to defer amounts under the Plan shall enter into a new deferred compensation agreement to reflect the provisions of this 2001 Amendment to the Plan."

          WHEREFORE, on this _____ day of ___________, 2001, the Employer hereby executes this 2001 Amendment to the Plan.


ATTEST:                                    PATAPSCO BANCORP, INC.


                                           By:
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                                                      Its President


CONSENTED TO:


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J. Thomas Hoffman                               Gary R. Bozel



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Joseph N. McGowen                               David G. Rittenhouse